Exhibit No. 99.1

Contact:

Pete De Spain
Manager, Corporate Communications
Anadys Pharmaceuticals, Inc.

(858) 530-3653

pdespain@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

San Diego, May 5, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel anti-infective medicines, today reported its operational highlights and financial results for the quarter ended March 31, 2005.

“Our accomplishments during the first quarter were highlighted by the clinical development progress of ANA975, an oral prodrug of our proprietary compound isatoribine, a Toll-Like Receptor 7 (TLR7) specific agonist,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “The interim clinical data continue to show that ANA975 has the potential to be an orally available therapy for chronic hepatitis C virus. We remain on track to file a U.S investigational new drug (IND) application in the middle of this year.”

Recent Highlights

•	Initiated Phase I Clinical Trial of ANA975, an Oral Prodrug of Isatoribine for Hepatitis C. ANA975 is an oral prodrug of Anadys’ proprietary small molecule compound isatoribine, an agonist of TLR7 that has been administered to 68 subjects in clinical trials. The ongoing clinical trial was initiated in January 2005 and is designed to evaluate the safety, tolerability and pharmacokinetics of ANA975 in healthy volunteers. Interim data from the first two cohorts indicate that the bioavailability of ANA975 and conversion to isatoribine in plasma were rapid and in excess of 90 percent.

•	Reported New Interim Data from Phase II Clinical Trial of ANA380 for Hepatitis B. Ching-Lung Lai, M.D., Professor in the Department of Medicine at the University of Hong Kong and co-investigator of the study, reported that oral administration of ANA380 over 12 weeks reduced DNA viral load by an average of 3.9 log10 units, or more than 99.9 percent, in lamivudine-resistant patients receiving 90 mg doses in the study. The new data from the ongoing trial were presented last month at the Annual Meeting of the European Association for the Study of the Liver in Paris.

•	Received Success Milestone Payment from Drug Discovery Collaboration with Daiichi. Anadys received a success milestone payment during the first quarter from its successfully completed collaboration with Daiichi to discover novel compounds against a therapeutic target of Daiichi.

•	Appointed Vice President of Finance. Jennifer K. Crittenden joined Anadys in February as Vice President of Finance. Ms. Crittenden has more than 16 years of experience as a financial professional, most recently as Vice President of Finance for Smith & Nephew’s Wound Management Division in La Jolla, Calif.

Financial Results

As of March 31, 2005, the Company’s cash, cash equivalents and securities available-for-sale totaled $27.6 million. Anadys reported revenues of $563,000 for the first quarter of 2005, compared to $683,000 for the first quarter of 2004. Revenues for the quarter were primarily derived from the Company’s collaboration with Roche and to a lesser extent its collaboration with Daiichi and a grant from the National Institutes of Health. Operating expenses were $9.1 million for the quarter, compared to $8.1 million for the first quarter of 2004. This increase was primarily attributable to clinical costs associated with advancing the Company’s lead programs.

Net loss applicable to common stockholders was $8.4 million for the first quarter of 2005, compared to $7.6 million (after $175,000 of accretion related to the Company’s redeemable convertible preferred stock) for the first quarter of 2004. Basic and diluted net loss per common share was $0.38 in the first quarter of 2005, compared to $3.77 for the same period in 2004. Pro forma basic and diluted net loss per common share (assuming the conversion of preferred stock to common stock, which was automatically effected in conjunction with the Company’s IPO, took place as of the original date of issuance) was $0.49 for the first quarter of 2004.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its first quarter financial results, recent highlights and upcoming milestones. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial (888) 286-8010 or (617) 801-6888, passcode 36420412. The webcast and telephone replay will be available through May 19, 2005.

About Anadys

Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys’ clinical development programs include ANA975, an oral prodrug of isatoribine for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform, including core capabilities in Toll-Like Receptor-based small molecules and structure-based drug design coupled with medicinal chemistry, is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the potential for ANA975 to become an orally administered treatment for chronic hepatitis C virus and its expected clinical progress in the coming months, expectations for an IND filing in the middle of this year and the effects of ANA380 in hepatitis B-infected patients, including ANA380’s activity against hepatitis B virus strains resistant to lamivudine. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials are not necessarily predictive of future results, and Anadys cannot provide any assurances that ANA975 or ANA380 will have favorable results in current or future clinical trials, that clinical trials will show that ANA975 and/or ANA380 provide the therapeutic benefits described in such forward-looking statements, or that either ANA975 or ANA380 will receive regulatory approval. Anadys’ results may also be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-K for the year ended December 31, 2004. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2005	2004
Revenues	$563	$683
Operating expenses	9,101	8,083
Interest income (expense)	155	(42)

Net loss	(8,383)	(7,442)

Accretion to redemption value of redeemable convertible
preferred stock	—	(175)

Net loss applicable to common stockholders	$(8,383)	$(7,617)

Net loss per share, basic and diluted	$(0.38)	$(3.77)

Share used in calculating net loss per share, basic and diluted	22,350	2,021

Pro forma net loss per share, basic and diluted	$(0.38)	$(0.49)

Pro forma shares used in calculating net loss per share,
basic and diluted	22,350	15,154

In connection with our initial public offering each share of Series C redeemable convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for 5.10 shares of preferred stock. Each share of Series A-1, A-2, A-3, A-4, A-5, and B of convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for approximately 11.92, 11.92, 10.62, 7.38, 3.36, and 2.35 shares of preferred stock, respectively. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities
available-for-sale	$27,645	$33,674
Other current assets	954	1,324
Noncurrent assets	5,733	5,951

Total assets	$34,332	$40,949

Liabilities and stockholders’ equity
Current Liabilities	$8,158	$6,997
Long-term debt	1,008	1,193
Other long-term liabilities	1,596	1,474
Stockholders’ equity	23,570	31,285

Total liabilities and stockholders’ equity	$34,332	$40,949